EXHIBIT 10(g)

WAIVER, CONSENT AND FIRST AMENDMENT
TO AMENDED AND RESTATED SENIOR SUBORDINATED LOAN AGREEMENT

        This WAIVER, CONSENT AND FIRST AMENDMENT TO AMENDED AND RESTATED SENIOR SUBORDINATED LOAN AGREEMENT (“First Amendment”) is made and entered into as of April 14, 2003 between CLARION TECHNOLOGIES, INC., a Delaware corporation (the “Company”), its subsidiaries party hereto (the Company and its subsidiaries are referred to individually as a “Loan Party” and collectively as the “Loan Parties”), jointly and severally, as borrowers and WILLIAM BLAIR MEZZANINE CAPITAL FUND III, L.P., a Delaware limited partnership (“WBMCF”), the Emilie D. Wierda Living Trust dated 3/1/94, William Beckman, Thomas Wallace, the Craig Wierda Grantor Retained Annuity Trust, dated January 31, 1994, and the Emilie Wierda Grantor Retained Annuity Trust, dated January 31, 1994, (together with WBMCF, each a “Lender” and collectively, as the “Lenders”).

R E C I T A L S

        A.         Pursuant to that certain Amended and Restated Senior Subordinated Loan Agreement dated as of December 27, 2002 (the “Loan Agreement”) between the Loan Parties and the Lenders, the Lenders and Loan Parties agreed to amend and restate the terms of an existing senior subordinated loan agreement.

        B.         The Loan Parties, Bank One, NA, as Agent and the Senior Lenders are entering into an amended and restated credit agreement dated as of the date hereof (the “Amended and Restated Senior Loan Agreement”), pursuant to which Senior Lenders, among other things, are agreeing to amend and restate the terms of an existing senior loan agreement.

        C.         On the date hereof, the Loan Parties are in default under certain obligations to the Lenders under the Loan Agreement and have requested, and the Lenders have agreed to waive such existing defaults.

        D.         The Loan Parties have further requested, and the Lenders have further agreed, to amend selected provisions of the Loan Agreement upon the terms and conditions as hereinafter set forth.

        E.         Based upon the foregoing recitals, and without waiving any rights or remedies other than those expressly waived herein, Lenders are willing to amend the terms of the Loan Agreement under the terms and conditions expressly set forth herein.

A G R E E M E N T S

        NOW, THEREFORE, in consideration of the agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        1.         Incorporation of Recitals. The foregoing recitals are incorporated herein by reference and made a part of this First Amendment.

        2.         Definitions. All capitalized terms used herein without definition shall have the meanings given to them in the Loan Agreement, as amended by this First Amendment.

        3.         Defaults. The Loan Parties hereby acknowledge, confirm and agree that certain events have occurred and continue to occur as set forth on Schedule I hereto (collectively, the "Existing Defaults"), each of which presently constitutes an Event of Default or Potential Event of Default and entitles, or would entitle, the Lenders to exercise certain rights and remedies under the Loan Agreement.

        4.         Waiver. In reliance upon the representations, warranties and covenants of the Loan Parties contained in this Agreement and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, Lenders hereby agree to waive any and all Existing Defaults. The Loan Parties understand and agree that the waiver contained in this Section 4 relates only to the Existing Defaults, which occurred prior to and are existing as of, the date of this First Amendment, and that said waiver shall not be construed as Lenders' waiver of, or agreement to waive, any Events of Default or Potential Events of Default arising hereafter under the Loan Agreement or any other Senior Subordinated Loan Document. Except as limited and/or modified by this First Amendment and by the documents executed and delivered in connection herewith, the Loan Documents shall be deemed to be in full force and effect during the period of the Agreement, and all provisions of the Loan Agreement relating to the rights and remedies of Lenders shall continue to be in effect until such time as all Obligations have been paid in full.

        5.         Amendment of the Loan Agreement. Subject to the Loan Parties' performance of their obligations to Lenders hereunder on the date hereof, the parties hereto agree to amend the terms of the Loan Agreement as follows:

(a) The following definitions shall be added to Section 1.1 of the Loan Agreement in the proper alphabetical order:

“Adjusted Working Capital” means the remainder of:

(a)

(i) the consolidated current assets of the Loan Parties less (ii) to the extent included in consolidated current assets of the Loan Parties, all amounts owing from stockholders, members, or partners, as the case may be, and from officers, managers and directors;

minus

(b)

(i) consolidated current liabilities of the Loan Parties (other than any accrued but deferred and unpaid interest on the Loans, the Drake Notes and the Replacement Notes) plus (ii) without duplication, all amounts (other than Subordinated Debt) owing to stockholders, members, or partners, as the case may be, and to officers, managers and directors.

“Affiliate Subordination Agreements” means each of (i) that certain Affiliate Subordination Agreement by and between the Loan Parties, James R. Workman, Craig Wierda, Emilie Wierda, Jack D Rutherford, William Beckman and WBMCF; and (ii) that certain Affiliate Subordination Agreement by and between the Loan Parties, Drake Properties, LLC and WBMCF.

“First Amendment” shall mean that certain Waiver, Consent and First Amendment to Amended and Restated Senior Subordinated Loan Documents dated as of April 14, 2003 between the Loan Parties and the Lenders as the same may be amended, supplemented, restated or otherwise modified from time to time.

“First Amendment Closing Date shall be deemed to mean the date of the First Amendment if and when the conditions for effectiveness of the First Amendment are satisfied as provided therein.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect any Loan Party against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligation” means, with respect to any Loan Party, any liability of such Loan Party under any Hedging Agreement (such liability to be valued, for purposes of this Agreement, at the amount equal to the highest termination payment, if any, that would be payable by a Loan Party under the Hedging Agreement upon termination thereof for any reason, as of the date of determination).

“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than any Capital Lease.

“Replacement Note PIK” means any and all amounts which, pursuant to the Agreement dated January 21, 2003 by and between the Company, Emilie D. Wierda Living Trust dated 3/1/94 and WBMCF, are to be paid by the Company in kind, with respect to the Replacement Notes, pursuant to Section 4(b) of said agreement.

“Replacement Notes” means, together, (i) the Amended and Restated Promissory Note in the principal amount of $1,378,911 dated January 21, 2003, made by the Company in favor of the Emilie D. Wierda Living Trust dated 3/1/94, as payee; and (ii) the Amended and Restated Subordinated Promissory Note in the principal amount of $1,378,911 dated January 21, 2003, made by the Company in favor of WBMCF, as payee.

“Senior Debt” means all Indebtedness of the Loan Parties on a consolidated basis other than Subordinated Indebtedness.

“Senior Debt to EBITDA Ratio” means the ratio of (a) Senior Debt, to (b) EBITDA.

“Tangible Capital Funds” of any Person means, at any time, the sum of, without duplication, (a) Tangible Net Worth of such Person, plus (b) Subordinated Debt of such Person, plus (c) with respect to the Company, Replacement Note PIK, plus (d) with respect to the Company, all accrued and unpaid dividends on Preferred Stock, plus (e) with respect to the Company, any accrued but deferred and unpaid interest on the Loans, the Replacement Notes, or the Drake Notes.

“Tangible Net Worth” of any Person means, at any time, (a) the amount of any capital stock, paid in capital and similar equity accounts plus (or minus in the case of a deficit) the capital surplus and retained earnings of such Person and the amount of any foreign currency translation adjustment account shown as a capital account of such person, less (b) the net book value of all items of the following character which are included in the assets of such person: (i) goodwill, including, without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) deferred taxes and deferred charges, (vii) franchises, licenses and permits, and (viii) other assets which are deemed intangible assets under GAAP, less (c) all amounts owing from stockholders, members, or partners, as the case may be, from officers, managers and directors and from Affiliates.

“Total Debt to EBITDA Ratio” means the ratio of (a) total Indebtedness (not including Hedging Obligations) of the Loan Parties on a consolidated basis, to (b) EBITDA.

“Total Liabilities” means total liabilities determined in accordance with GAAP; provided that, with respect to the Loan Parties, Total Liabilities shall be deemed not to include Subordinated Debt, any accrued but deferred and unpaid interest on the Loans, the Replacement Notes, the Drake Notes, the Replacement Note PIK or any accrued and unpaid dividends on Preferred Stock.

“Total Liabilities to Tangible Capital Funds Ratio” means the ratio of (a) Total Liabilities of the Loan Parties on a consolidated basis, to (b) Tangible Capital Funds of the Loan Parties on a consolidated basis.

“Wierda Guaranty” means that certain Guaranty dated as of the First Amendment Closing Date executed by Craig Wierda on behalf of the Senior Lenders as such Guaranty is in effect on the First Amendment Closing Date.

(b) The following definitions in Section 1.1 of the Loan Agreement shall be deleted in their entirety and replaced with the following:

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Loan Parties, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, or (iii) with the proceeds of any sales of existing assets of the Loan Parties, to the extent such proceeds are not required to be applied as a mandatory prepayment of the Senior Indebtedness under Section 6.1.2 of the Senior Loan Agreement.

“Drake Notes” shall mean the Subordinated Promissory Note dated as of February 29, 2000 payable by the Company, for itself and as successor to Clarion-Drake Acquisition, to Drake Properties, L.L.C. in the principal amount of $1,000,000, as the same may be amended, modified or restated from time to time.

“Deferred Interest Period” shall mean the period commencing on the Effective Date and ending on the earlier of June 30, 2004 or the date that Senior Lenders are paid in full.

“Fixed Charge Coverage Ratio” means,

        (a) with respect to any period ending prior to the end of the Loan Parties’ fiscal quarter ending on or about March 31, 2004, the ratio of (i) EBITDA for such period minus the sum of (1) all income taxes paid by the Loan Parties during such period plus (2) Distributions by the Loan Parties during such period plus (3) fifty percent (50%) of the consolidated depreciation expense of the Loan Parties for such period, to (ii) the sum, without duplication, of (1) the then aggregate amount of scheduled principal payments of Funded Debt (including without limitation the Term Loan, Capex Loans and the Electrolux Debt but excluding the revolving loans under the Senior Loan Agreement) of the Loan Parties on a consolidated basis plus (2) any prepayments on the Electrolux Debt made during such period plus (3) consolidated Interest Expense of the Loan Parties for such period less, to the extent otherwise included in this clause (3), any Replacement Note PIK and any accrued but deferred and unpaid interest on the Loans, the Replacement Notes and the Drake Notes; and

        (b) with respect to any period ending on or after the end of the Loan Parties’ fiscal quarter ending on or about March 31, 2004, the ratio of (i) EBITDA for such period minus the sum of (1) all income taxes paid by the Loan Parties during such period plus (2) Distributions by the Loan Parties during such period plus (3) fifty percent (50%) of the consolidated depreciation expense of the Loan Parties for such period, to (ii) the sum, without duplication, of (1) required payments of principal of Funded Debt (including the Senior Indebtedness and the Electrolux Debt but excluding the revolving loans under the Senior Loan Agreement) of the Loan Parties on a consolidated basis for such period plus (2) any prepayments on the Electrolux Debt made during such period plus (3) consolidated Interest Expense of the Loan Parties for such period less, to the extent otherwise included in this clause (3), any Replacement Note PIK and any accrued but deferred and unpaid interest on the Loans, the Replacement Notes and the Drake Notes.

“Interest Expense” means, for any period, the consolidated interest expense of the Loan Parties for such period (including all imputed interest on Capital Leases), whether paid, payable or accrued (including without limitation Replacement Note PIK and any accrued but deferred and unpaid interest on the Loans, the Replacement Notes and the Drake Notes).

“Senior Lenders” shall mean the financial institutions that are or may from time to time become parties to the Senior Loan Agreement, including without limitation Bank One NA, as Agent.

“Senior Loan Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of the First Amendment Closing Date among the Senior Lenders and the Loan Parties as amended, restated or otherwise modified from time to time.

“Senior Termination Date” shall mean April 14, 2004.

        (c)         Section 1.1 of the Loan Agreement shall be further amended by adding the language “, Affiliate Subordination Agreements” into the definition of Senior Subordinated Loan Documents immediately following the language “the Mortgages”.

(d) Section 2.3(a) of the Loan Agreement shall be deleted in its entirety and replaced with the following:

“(a) Interest. (i) During the period from the Effective Date through and including June 29, 2003, the Principal shall bear interest until paid, computed on the basis of a 360-day year for the actual number of days elapsed, at a fixed annual rate of 12%, (ii) during the period from June 30, 2003 through and including the Deferred Interest Period Termination Date, the Principal shall bear interest until paid, computed on the basis of a 360-day year for the actual number of days elapsed, at a fixed annual rate of 15%, and (iii) thereafter, so long as no Event of Default has occurred and is continuing, the Principal shall bear interest until paid, computed on the basis of a 360-day year for the actual number of days elapsed, at a fixed annual rate of 12%.”

        (e)         Section 2.3(b)(ii) of the Loan Agreement shall be amended by deleting the reference to “June 30, 2003" therein and replacing it with a reference to “June 30, 2004” and the following new language shall be inserted immediately at the end thereof:

                  “Notwithstanding any of the terms set forth in this Article 2 to the contrary, Lenders hereby agree that they are not entitled to receive any regularly scheduled payment of principal, interest or dividends with respect to the Loans or any other amount due with respect to the Loans (other than the accumulation of unpaid dividends and the accrual of unpaid interest) prior to the Deferred Interest Period Termination Date; provided, however, nothing in this sentence shall be construed to limit the rights of the Lenders to accelerate the Loans and declare the same immediately due and payable (and to exercise any foreclosure or other rights and remedies available to them hereunder or pursuant to law) pursuant to Article 7 hereof, exercise of which rights shall remain governed by the terms of the Intercreditor Agreement.”

(f) A new Section 5.14 shall be added to the Loan Agreement to read as follows:

                  “Significant Customers. The Loan Parties shall promptly inform Lenders (and in any event within five (5) days) after becoming aware thereof, of any notice or indication (i) that any Significant Customer (as defined below) intends to terminate, significantly reduce or otherwise alter in an adverse manner its relationship with any Loan Party, or (ii) of the termination or potential termination of any other material contract, lease or relationship with any Significant Suppliers (as defined below). For purposes of this Agreement: (x) “Significant Customer” shall mean, at any time, any of the five (5) largest customers of any Loan Party, measured in terms of sales volume in dollars for the then immediately preceding fiscal year and (y) “Significant Supplier” shall mean any of the top five (5) largest suppliers of any Loan Party measured in terms of sales volume in dollars for the then immediately preceding fiscal year.”

(g) A new Section 5.15 shall be added to the Loan Agreement to read as follows:

                  “Affiliate Subordination Agreements. Within thirty (30) days of the First Amendment Closing Date, the Loan Parties shall cause each of the Affiliate Subordination Agreements to be executed by the Loan Parties and each other Person contemplated by the definition of Affiliate Subordination Agreement to be party thereto.”

(h) Section 6.8 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

                  “6.8 Distributions. Except as set forth on Schedule 6.8 hereto, the Loan Parties shall not directly or indirectly, declare, order, make, or incur any liability to make (a) any Distribution, (b) pay any management fee or similar fees to any stockholder of the Loan Parties or any Affiliate of the Loan Parties, (c) make any payment, redemption, defeasance or repurchase of any Subordinated Indebtedness existing on the date hereof (except with respect to the Obligations hereunder or in accordance with the terms and conditions of a subordination agreement in form and substance acceptable to Lender), or (d) set aside funds for any of the foregoing. Notwithstanding the foregoing, subject to any limitations in the Intercreditor Agreement, the Company may make Distributions, redemptions or other payments on its Series A Preferred Stock and/or Redemption Notes in accordance with and subject to the terms of the Series A Designations.”

(i) Section 6.10 of the Loan Agreement shall be amended by adding the following new sentence immediately at the end thereof:

                  “Notwithstanding anything else in this Section 6.10 to the contrary, the Loan Parties may make regularly scheduled fee payments to Craig Wierda pursuant to the terms of the Wierda Guaranty provided that no Default or Event of Default then exists or would result after giving effect to such payments.”

(j) Section 6.15 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

                  “6.15 Capital Expenditures. The Loan Parties shall not make or incur any Capital Expenditures if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by the Loan Parties would exceed $2,100,000 in any fiscal year of the Loan Parties.”

(k) Section 6.17 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

                  “6.17 Financial Covenants.

                  (a)        Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Fixed Charge Coverage Ratio to be less than (i) 1.08 to 1.00 as of the end of the fiscal quarter ending on or about March 31, 2003, (ii) 1.08 to 1.00 as of the end of the fiscal quarter ending on or about June 30, 2003, (iii) 1.17 to 1.00 as of the end of the fiscal quarter ending on or about September 30, 2003, or (iv) 1.31 to 1.00 as of the end of the fiscal quarter ending on or about December 31, 2003 or the end of any fiscal quarter thereafter; such ratio to be determined in each case in accordance with GAAP for the period of four consecutive fiscal quarters of the then ending.

                  (b)        Minimum EBITDA. The Loan Parties shall not permit EBITDA to be less than (i) $1,900,000 for the fiscal quarter ending on or about March 31, 2003, or (ii) $2,100,000 for the fiscal quarter ending on or about June 30, 2003 or any fiscal quarter thereafter; such amount to be determined in each case in accordance with GAAP for the period of such fiscal quarter then ending.

                  (c)        Senior Debt to EBITDA Ratio. The Loan Parties shall not permit the Senior Debt to EBITDA Ratio to be greater than (i) 3.30 to 1.00 as of the end of the fiscal quarter ending on or about March 31, 2003, (ii) 2.75 to 1.00 as of the end of the fiscal quarter ending on or about June 30, 2003, (iii) 2.48 to 1.00 as of the end of the fiscal quarter ending on or about September 30, 2003, or (iv) 2.20 to 1.00 as of the end of the fiscal quarter ending on or about December 31, 2003 or the end of any fiscal quarter thereafter; such ratio to be determined in each case in accordance with GAAP using the ratio of Senior Debt as of the end of each such fiscal quarter to EBITDA for the period of such fiscal quarter then ending.

                  (d)        Total Debt to EBITDA Ratio. The Loan Parties shall not permit the Total Debt to EBITDA Ratio to be greater than (i) 5.00 to 1.00 as of the end of the fiscal quarter ending on or about March 31, 2003, (ii) 5.00 to 1.00 as of the end of the fiscal quarter ending on or about June 30, 2003, (iii) 4.40 to 1.00 as of the end of the fiscal quarter ending on or about September 30, 2003, or (iv) 4.12 to 1.00 as of the end of the fiscal quarter ending on or about December 31, 2003 or the end of any fiscal quarter thereafter; such ratio to be determined in each case in accordance with GAAP using the ratio of Total Debt as of the end of each such fiscal quarter to EBITDA for the period of such fiscal quarter then ending.

                  (e)        Total Liabilities to Tangible Capital Funds Ratio. The Loan Parties shall not permit the Total Liabilities to Tangible Capital Funds Ratio to be greater than (i) 8.80 to 1.00 as of the end of March, April or May, 2003, (ii) 7.70 to 1.00 as of the end of June, July, August, September, October or November, 2003, or (iii) 6.60 to 1.00 as of the end of December, 2003 or any month thereafter; such ratio to be determined in each case in accordance with GAAP as of such month-end.

                  (f)        Adjusted Working Capital. The Loan Parties shall not permit Adjusted Working Capital to be less than negative $12,000,000, provided that the amount Adjusted Working Capital may not be less than under this Section 10.6.6 shall increase by $1,000,000 as of and at the end of each fiscal year commencing with such fiscal year-end 2003; such amount to be determined in each case in accordance with GAAP as of each month-end. For example and greater clarity, the amount Adjusted Working Capital may not be less than under this Section 6.17(f) as of the end of the Company’s fiscal year ending on or about December 31, 2004 shall be negative $11,000,000.

                  (g)        Operating Leases.The Loan Parties shall not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties (on a consolidated basis) to exceed $1,500,000 in any Fiscal Year.”

(l) Section 7.1(f) of the Loan Agreement is hereby amended by replacing the reference to “fifteen (15) days” therein with a reference to “five (5) days”.

(m) Schedule 4.3 (Capitalization) shall be deleted in its entirety and a new Schedule 4.3 attached hereto shall be substituted therefor.

(n) Schedule 4.16 (Absence of Changes) shall be deleted in its entirety and a new Schedule 4.16 attached hereto shall be substituted therefor.

(o) Schedule 4.21 (Affiliate Transactions) shall be deleted in its entirety and a new Schedule 4.21 attached hereto shall be substituted therefor.

(p) Schedule 6.1 (Certain Indebtedness) shall be deleted in its entirety and a new Schedule 6.1 attached hereto shall be substituted therefor.

(q) Schedule 6.7 (Contemplated Investments) shall be deleted in its entirety and a new Schedule 6.7 attached hereto shall be substituted therefor.

(r) Schedule 6.8 (Distributions) shall be deleted in its entirety and a new Schedule 6.8 attached hereto shall be substituted therefor.

(s) Schedule 6.10 (Transactions with Affiliates) shall be deleted in its entirety and a new Schedule 6.10 attached hereto shall be substituted therefor.

(t) Schedule 6.14 (Investment Banking Brokers & Finder’s Fees) shall be deleted in its entirety and a new Schedule 6.14 attached hereto shall be substituted therefor.

(u) Schedule 7.1 (Certain Executive Officers) shall be deleted in its entirety and a new Schedule 7.1 attached hereto shall be substituted therefor.

        6.         First Amendment Conditions. The First Amendment and the obligations of Lenders contemplated hereby shall be governed by and subject to the following terms and conditions:

(a) receipt of this Waiver, Consent and First Amendment to Amended and Restated Senior Subordinated Loan Documents, duly executed by the Loan Parties and Lenders;

(b) receipt of the Seventh Amendment to Subordination Agreement, duly executed by Senior Lenders;

(c) receipt of the written opinion of Varnum, Riddering, Schmidt & Howlett LLP, counsel to the Loan Parties, dated as of the date hereof, in form and substance satisfactory to Lenders;

        (d)         receipt of the certificate of incorporation of the Company, as amended, certified by the Secretary of State of the Delaware, together with a copy of the Company’s By-Laws, certified by the Company’s secretary to be true and correct and in full force and effect;

        (e)         receipt of certified copies of all documents evidencing corporate action taken by each Loan Party with respect to the consummation of the transactions contemplated by this First Amendment, including but not limited to, resolutions of the Board of Directors of each Loan Party authorizing the execution, delivery and performance by such Loan Party of this First Amendment;

        (f)         receipt of a certificate of each Loan Party, signed by its chief executive officer or president, to the effect that: (i) all of the representations and warranties of such party contained in this First Amendment are true and correct as of the date hereof; (ii) such party has complied with and performed all of the terms, covenants and agreements contained in the Senior Subordinated Loan Documents which are to be complied with or performed by such party on or before the date hereof; and (iii) no Event of Default or Potential Event of Default (other than the Existing Defaults) has occurred and is continuing;

        (g)         receipt of the Amended and Restated Senior Loan Agreement and any and all other documents, agreements, certificates and instruments executed or delivered in connection therewith, certified by the Loan Parties’ secretary to be true and correct and in full force and effect (collectively, together with the Amended and Restated Senior Loan Agreement, the “Amended and Restated Senior Loan Documents”) each in form and substance satisfactory to Lenders in their sole discretion;

(h) receipt of the Waiver and Consent Agreement duly executed by holders of a majority in interest of the Series A Convertible Preferred Stock of the Company and the Company;

(i) receipt of a certified copy of the duly executed amendment to the Electrolux Debt;

        (j)         a financial condition certificate of the Company, signed by its chief executive officer or president, demonstrating that, after giving effect to the First Amendment and Amended and Restated Senior Loan Documents, each of the Loan Parties are Solvent;

(k) receipt of a business model reflecting covenant calculations in form and substance satisfactory to the Lenders;

and

        (l)         receipt of the execution and delivery or obtainment of such other instruments, documents, agreements, certificates, instruments, consents, waivers, opinions and information as Lenders may reasonably requet.

The Company shall provide the documents specified in (a) – (l) in a form reasonably acceptable to Lenders.

        7.         Representations and Warranties of the Loan Parties. As a further inducement for the Lenders to consent to the transactions contemplated by this Agreement, the Loan Parties hereby represent and warrant to Lenders that:

(a) The Loan Parties have the requisite power and authority to execute, deliver and carry out this Agreement and the transactions contemplated hereby.

        (b)         The execution and delivery of this Agreement, the Amended and Restated Senior Loan Documents and the consummation by the Loan Parties of the transactions contemplated hereby or thereby has been duly authorized by all necessary action and other consents, approvals and the like required on the part of the Loan Parties.

        (c)         Neither the execution and delivery by the Loan Parties of this First Amendment or the Amended and Restated Senior Loan Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Loan Parties with the terms, conditions and provisions hereof or thereof, shall (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon its capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to the Certificate or Articles of Incorporation or by-laws of the Loan Parties or any law, statute, rule or regulation to which the Loan Parties are subject, or any agreement, instrument, order, judgment or decree to which the Loan Parties are subject.

        (d)         This First Amendment and the Amended and Restated Senior Loan Documents have been duly and validly executed and delivered by the Loan Parties and constitute legal, valid and binding obligations, and all such obligations of the Loan Parties are enforceable in accordance with their respective terms.

(e) Except for the Existing Defaults, no event has occurred and is continuing and no condition exists which would constitute an Event of Default or Potential Event of Default.

        (f)         All representations and warranties of the Loan Parties in the Loan Agreement remain true and correct as of the date hereof as though originally made on and as of the date hereof and will be true and correct after giving effect to the amendments set forth in Section 5 hereof.

        (g)         Each Loan Party represents that: (a) it has no intention to file or acquiesce in the filing of any bankruptcy or insolvency proceeding hereafter, absent Lender’s approval of such proceeding; and (b) the period commencing on the First Amendment Closing Date and ending on the Senior Termination Date is sufficient for such Loan Party to accomplish the commitments it has undertaken in this First Amendment.

        8.         Release and Indemnity.

        (a)         Each Loan Party does hereby release and forever discharge each Lender (in such Person’s capacity as a Lender and not in such Person’s capacity as officer, director or Affiliate of a Loan Party) and each Affiliate thereof and each of their respective employees, officers, directors, partners, trustees, agents, attorneys, successors, assigns or other representatives from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever, whether based on law or equity, which any of said parties has held, whether known or unknown, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this First Amendment is signed by any of such parties (i) arising directly or indirectly out of this First Amendment, or any other documents, instruments or any other transactions relating thereto and/or (ii) relating directly or indirectly to all transactions by and between each Loan Party and any Lender or any of its respective directors, partners, officers, agents, employees, attorneys or other representatives.

        (b)         Each Loan Party shall and hereby does indemnify each Lender and each Affiliate thereof and their respective directors, partners, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages (including reasonable legal fees and expenses) to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from the execution by any Lender or Loan Party of this Agreement or any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing or any of the other Senior Subordinated Loan Documents, and the Loan Parties shall reimburse each Lender and each Affiliate thereof and their respective directors, partners, officers, employees and agents, upon demand for any expenses (including legal fees) reasonably incurred in connection with any such investigation or proceeding; but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence, bad faith or willful misconduct of the Person to be indemnified or in connection with disputes exclusively between Lenders.

        (c)         Without limiting any provision of this First Amendment, it is the express intention of the parties hereto that each Person to be indemnified hereunder or thereunder shall be indemnified and held harmless against any and all losses, liabilities, claims or damages: (i) arising out of or resulting from the sole ordinary or contributory negligence of such Person or (ii) imposed upon said party under any theory of strict liability. Without prejudice to the survival of any other obligations of the Loan Parties hereunder and under the other Senior Subordinated Loan Documents, the obligations of the Loan Parties under this Section 8 shall survive the termination of the Senior Subordinated Loan Documents and the other Senior Subordinated Loan Documents and the payment of the Obligations.

        9.         Miscellaneous.

        (a)         Further Assurances. The Loan Parties shall, from time to time at the request of the Lenders holding a majority in interest of the Loans, do all further acts and things as may in the opinion of such Lenders be necessary or advisable to effectuate the transaction and other matters contemplated hereby, including, without limitation, the modification of or amendment to any other agreements, certificates or instruments to which the Loan Parties are a party.

(b) Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall be in accordance with Section 8.6 of the Loan Agreement.

        (c)         Joint and Several Liability. Except as specifically set forth herein, the liability of each Loan Party under this First Amendment and the other agreements in general shall be joint and several, and each reference herein to the Loan Parties shall be deemed to refer to each such Loan Party. In furtherance and not in limitation of Lenders’ rights and remedies hereunder or at law, each Lender may proceed under this Agreement and the other agreements against any one or more of the Loan Parties in their absolute and sole discretion for any of the obligations of the Loan Parties or any other liability or obligation of the Loan Parties arising hereunder.

        (d)         Survival. All representations, warranties, covenants, indemnifications, consents and agreements of the Loan Parties contained herein or made in writing in connection herewith shall survive the execution and delivery of this First Amendment and, except as set forth otherwise herein, shall remain in effect through the date that all amounts due hereunder are paid to Lenders.

        (e)         Entire Agreement. This First Amendment and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties hereto with respect to the subject matter hereof.

        (f)         Counterparts. This First Amendment may be executed in any number of counterparts and by any party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of a counterpart by facsimile shall be deemed to be delivery of an original counterpart hereto.

(g) Captions. Section captions used in this First Amendment are for convenience only, and shall not affect the construction of this First Amendment.

(h) No Further Amendments. Except as specifically amended hereby, the terms and provisions of the Loan Agreement shall remain in full force and effect.

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        IN WITNESS WHEREOF, the parties hereto have caused this Waiver, Consent and First Amendment to Amended and Restated Senior Subordinated Loan Agreement to be executed and delivered by their duly authorized officers as of the day and year first above written.

LENDERS:
WILLIAM BLAIR MEZZANINE CAPITAL FUND III, L.P.
By:	William Blair Mezzanine Capital Partners III, L.L.C., its general partner
	By:	/s/ Terrance M. Shipp Name: Terrance M. Shipp, Managing Director

Emilie D. Wierda Living Trust dated 3/1/94
By:	/s/
Name:
Title:
/s/ William Beckman William Beckman
/s/ Thomas Wallace Thomas Wallace
Craig Wierda Grantor Retained Annuity Trust dated January 31, 1994
By:	/s/ Greg Bego Greg Bego, Trustee
Emilie D. Wierda Grantor Retained Annuity Trust dated January 31, 1994
By:	/s/ Greg Bego Greg Bego, Trustee

LOAN PARTIES:
CLARION TECHNOLOGIES, INC.
By:	/s/ William Beckman
Name:	William Beckman
Title:	President
CLARION REAL ESTATE, L.L.C.
By:	/s/ William Beckman
Name:	William Beckman
Title:	President
MITO PLASTICS, INC.
By:	/s/ William Beckman
Name:	William Beckman
Title:	President

SCHEDULE I